Exhibit 2.1

Commonwealth of Kentucky Alison Lundergan Grimes, Secretary of State	LAOO 0825397.06 Alison Lundergan Grimes Secretary of State Received and Filed 3/27/2012 8:59:34 AM Fee receipt: $40.00

Alison Lundergan Grimes Secretary of State P. O. Box 718 Frankfort, KY 40602-0718 (502) 564-3490 http://www.sos.ky.gov	Articles of Organization Limited Liability Company	KLC

For the purposes of forming a limited liability company in Kentucky pursuant to KRS Chapter 275, the undersigned organizer hereby submits the following Articles of Organization to the Office of the Secretary of State for filing:

Article I: The name of the company is

Gourmet Renee LLC

Article II: The street address of the company's initial registered office in Kentucky is

326 Elm Street, Ludlow, KY 41016

and the name of the initial registered agent at that address is Paul H. Miller

Article III: The mailing address of the company's initial principal office is

326 Elm Street, Ludlow, KY 41016

Article IV: The limited liability company is to be managed by Managers

Executed by the Organizer on Tuesday, March 27, 2012

Name of Organizer: Paul H. Miller

Signature of individual signing on behalf of Organizer: Paul H. Miller

I, Paul H. Miller, consent to serve as the Registered Agent on behalf of the limited liability company.

Signature of Registered Agent or individual signing on behalf of the company serving as Registered Agent:

Paul H. Miller